Exhibit 10.6

Addendum to Standard Manufacturing Agreement

Authorized Purchaser Agreement

June 30, 2009

Revised July 1, 2010

1. Work. Teradyne, Inc. (“Customer”) has engaged and may continue to engage certain third party entities (“Purchasers”) to provide manufacturing services for Customer’s Products. Accordingly, Customer desires to have Flextronics Corporation (“Supplier”) manufacture and sell directly to Purchasers certain of Customer’s products and sub-assemblies, and Supplier desires to do so under the terms of this Addendum (“Addendum”) to Standard Manufacturing Agreement (“Master Agreement”).

2. Licenses. Customer hereby grants Supplier a non-exclusive license during the term of this Addendum to use Customer’s patents, trade secrets and other intellectual property as necessary to perform Supplier’s obligations under this Addendum.

3. Products. The products and sub-assemblies to be built by Supplier and sold and shipped to Purchasers are contained in Exhibit 1 of this Addendum, such exhibit to be revised as both parties shall deem appropriate to do so by written agreement and without the need to amend this Addendum.

4. Customer and Supplier Rights and Responsibilities. Customer and Supplier shall retain the same rights and responsibilities under this Addendum as if Supplier were selling products directly to Customer. Accordingly, unless otherwise specified elsewhere within this Addendum, all applicable sections of the Master Agreement shall apply to this Addendum, including, by way of example:

4.1. Product Forecast.

4.2. Material Procurement.

4.3. Purchase Price Variations.

4.4. Cost Reductions.

4.5. Quality.

4.6. Engineering Changes.

4.7. Inventory Management.

4.8. Material Cancellation/De-expedite.

4.9. Compensation For Cancelled Materials.

4.10. General Cancellation Provisions.

4.11. Inventory Reporting and Analysis.

4.12. Customer Owned Tooling.

4.13. Limitation of Liability.

4.14. Confidentiality.

4.15. Warranty.

4.16. Indemnifications.

5. Warranty. Supplier’s warranty shall be with Customer.

6. Authorized Purchaser Agreements, Purchase Orders, Invoices, Payment Terms, Line of Credit.

6.1. Supplier shall execute Authorized Purchaser Agreements with Purchasers as per Exhibit 2 of this Agreement. Customer shall approve in advance any Authorized Purchaser Agreement between Supplier and Purchaser(s). For clarification, Customer’s approval of any Authorized Purchaser Agreements in accordance with this Section 6.1 shall not be deemed to make Customer a Party to such agreement.

6.2. Purchasers shall place purchase orders with Supplier and shall be responsible for payment of invoices.

6.3. Customer shall have no responsibility to Supplier for non-payment of invoices by Purchasers for any reason, except as provided for in Section 7 below.

6.4. Supplier shall have the right to offer a line of credit and payment terms based upon Purchaser’s financial strength and credit worthiness as determined solely by Supplier based upon Purchaser’s audited financial records and credit reports.

7. Customer Guaranty.

7.1. In the event any Purchaser files for voluntary or involuntary bankruptcy, or Purchaser is more than thirty-five (35) days fate with payment of invoices, Customer hereby unconditionally guarantees to Flextronics the full and prompt compliance by all Purchasers with the terms and conditions of all Authorized Purchaser Agreements, provided that such agreements are executed in accordance with section 6.1 above, whether now existing or later arising (the “Guaranteed Obligations”). This guarantee is absolute, continuing, unlimited and independent and will not be affected, diminished or released for any reason. Customer waives (i) diligence, presentment, demand for payment, protest or notice of any default or nonperformance by any Purchaser, (ii) notice of waivers or indulgences given to any Purchaser and (iii) all defenses, offsets and counterclaims against Flextronics, any right to the benefit of any security or statute of limitations, and any requirement that Flextronics proceed first against a Purchaser or any collateral security and all other suretyship defenses.

7.2. Until the Guaranteed Obligations have been paid and performed in full, Customer will not enforce any right of subrogation. Customer shall indemnify, defend and hold Flextronics and its affiliates harmless from any and all claims by any Customer Affiliates to the extent that such claims are inconsistent with the terms and conditions of this Agreement.

8. Responsibility for Ordered Product; Storage of Ordered Product. In the event a Purchaser does not arrange for the prompt shipment of Products ordered by it under this Agreement after being informed by Supplier that such Products are ready for shipment in accordance with Purchaser’s Purchase Order, or Purchaser attempts to reschedule or cancel a delivery of Products previously ordered by Purchaser, in a manner not permitted by this Agreement, then Customer accepts responsibility for such Products under section 11 of the Master Agreement as if Customer had ordered such products directly from Supplier.

IN WITNESS WHEREOF, the parties have caused this revised Addendum to be signed by their duly authorized representatives as of the Effective Date.

FLEXTRONICS CORPORATION		TERADYNE, INC.

By:	/s/ E. C. Sykes	By:	/s/ Jim Federico

Name:	E. C. Sykes	Name:	Jim Federico

Title:	President, Flex Industrial	Title:	Vice President Operation’s

Date:	7/29/10	Date:	7/7/2010

Exhibit 1

Products and Prices

Exhibit 2

AUTHORIZED PURCHASER AGREEMENT

This Supply Agreement (“Agreement”) is entered into this      day of                     , 2009 by and between                                         , having its place of business at                                      (“Authorized Purchaser”) and Flextronics Corporation, having its place of business at 305 Interlocken Parkway, Broomfield, CO 80021 USA (“Flextronics”).

1. AUTHORIZED PURCHASER; ACKNOWLEDGEMENT

1.1. Status as Authorized Purchaser. Authorized Purchaser is a party to a Supply Agreement with Teradyne, Inc. (“Customer”) pursuant to which Authorized Purchaser is authorized to purchase the Products listed on Schedule 1.1 attached hereto (the “Products”) (the “Authorized Purchaser-Customer Agreement”). Authorized Purchaser represents and warrants to Flextronics that it is in good standing and will remain in good standing under the Authorized Purchaser-Customer Agreement.

1.2. Acknowledgment. Authorized Purchaser hereby acknowledges and agrees that: (a) this Agreement constitutes the entire agreement between Authorized Purchaser and Flextronics with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions; (b) unless otherwise set forth expressly in this Agreement, Authorized Purchaser will look solely to Customer with regard to the terms and conditions of its purchase of the Products; (c) and Authorized Purchaser is not a third party beneficiary of any agreement between Flextronics and Customer.

2. SALE TO AUTHORIZED PURCHASER

2.1. Sale of Products. Authorized Purchaser may periodically submit to Flextronics orders for the purchase of Products (each a “Purchase Order”). Flextronics agrees to sell, and Authorized Purchaser agrees to purchase, all Products specified in Purchase Orders tendered by Authorized Purchaser subject to the terms and conditions of this Agreement.

2.2. Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with Customer’s specifications and marked for shipment to Authorized Purchaser’s destination specified in the applicable Purchase Order. Shipments will be governed by Incoterms 2000. Shipment terms will be EXW (Ex works) Flextronics’s Suzhou facility at which time risk of loss and title will pass to Authorized Purchaser. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original price quotation for the Products, will be paid by Customer.

2.3. This section intentionally blank.

2.4. Price and Payment Terms. The price for Products to be manufactured is set forth in Schedule 2.4 (as may be amended from time to time) and will be indicated on the Purchase Orders issued by Authorized Purchaser and accepted by Flextronics. All prices quoted are exclusive of federal, state and local excise, sales, use and similar taxes, and any duties, and Authorized Purchaser shall be responsible for all such items. Payment for any Products, services or other costs to be paid by Authorized Purchaser hereunder is due forty five (45) days net from the date of invoice and shall be made in lawful U.S. currency.

2.5. Security Interest. Until the purchase price and all other charges payable to Flextronics hereunder have been received in full, Flextronics hereby retains and Authorized Purchaser hereby grants to Flextronics a security interest in the Products delivered to Authorized Purchaser and any proceeds therefrom. Authorized Purchaser agrees to promptly execute any documents requested by Flextronics to perfect and protect such security interest. In the event of a default by Authorized Purchaser, Flextronics may exercise any or all remedies provided under the Uniform Commercial Code or similar statutes or laws enacted in the jurisdiction within which Flextronics seeks to enforce its rights under this Agreement.

3. NO WARRANTY: RETURN MATERIAL AUTHORIZATIONS

3.1 No Warranty. Notwithstanding anything else in this Agreement, as between Flextronics and Authorized Purchaser, Flextronics sells the Products to Authorized Purchaser AS IS, WHERE IS AND WITH ALL FAULTS. FLEXTRONICS MAKES NO WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH AUTHORIZED PURCHASER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Flextronics assumes no liability for or obligation related to the Products, including with respect to their performance, accuracy, Specifications, failure to meet Specifications or defects of or due to materials, workmanship, designs or instructions produced or supplied by Flextronics to Authorized Purchaser under this Agreement and Authorized Purchaser shall look solely to Customer with regard to any costs or expenses incurred by Authorized Purchaser related thereto. In addition, Authorized Purchaser will provide its own warranties directly to any of its end users or other third parties. Authorized Purchaser will not make any representations to end users or other third parties on behalf of Flextronics, and Authorized Purchaser will expressly indicate that the end users and third parties must look solely to Authorized Purchaser in connection with any problems, warranty claim or other matters concerning the Product.

3.2 Return Material Authorization. The provisions of section 3.1 above notwithstanding, Flextronics shall allow Authorized Purchaser to return Products that do not meet Customer’s specifications and in accordance with the provisions of Flextronics’s express limited warranty to Customer. Authorized Purchaser shall return Products so covered freight prepaid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. Authorized Purchaser shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.

4. TERM AND TERMINATION

The term of this Agreement shall commence on the date hereof above and shall continue so long as Flextronics is manufacturing the Products for Customer and Authorized Purchaser is in good standing under the Authorized Purchaser-Customer Agreement. This Agreement may be terminated by either party (a) if the other party defaults in the performance of any material term or condition of this Agreement and such default continues unremedied for a period of forty-five (45) days after the delivery of written notice thereof by the terminating party to the other party, or (b) pursuant to Section 6.7. Expiration or termination of this Agreement under any of the foregoing provisions shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination. Termination of this Agreement and settling of accounts in the manner set forth in the foregoing sentence shall be the exclusive remedy of the parties for breach of this Agreement. Notwithstanding termination or expiration of this Agreement, Sections 1.2, 2.3, 4, 5, 6 and 7 shall survive said termination or expiration.

5. LIABILITY, LIMITATION

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

6. MISCELLANEOUS

6.1. Confidentiality. All written information and data exchanged between the parties for the purpose of enabling Flextronics to manufacture and deliver Products under this Agreement that is marked “Confidential” or the like, shall be deemed to be Confidential Information. The party that receives such Confidential Information agrees not to disclose it directly or indirectly to any third party without the prior written consent of the disclosing party. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof. Authorized Purchaser shall hold the existence and terms of this Agreement confidential, unless it obtains Flextronics’s express written consent otherwise. However, Flextronics may disclose this Agreement in its entirety to Customer.

6.2. Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

6.3. Insurance. Flextronics and Authorized Purchaser agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Authorized Purchaser specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Authorized Purchaser pursuant to this Agreement and which is stored on the premises of Flextronics.

6.4. Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, materials unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

6.5. Amendments: Successors. Assignment. This Agreement may be amended only by written consent of both parties. This Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, Flextronics may assign this Agreement to an affiliated Flextronics entity.

6.6. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight Authorized Purchaser. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to his section.

6.7. Dispute Resolution and Jury Waiver.

(a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Customer or their respective affiliates and subsidiaries (collectively, “Disputes”). Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below.

(b) Any and all Disputes shall be referred to arbitration under the rules and procedures of Judicial Arbiter Group, Inc. (“JAG”), who shall act as the arbitration administrator (the “Arbitration Administrator”).

(c) The parties shall agree on a single arbitrator (the “Arbitrator”). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator will select an independent Arbitrator.

(d) Unless otherwise mutually agreed to by the parties, the place of arbitration shall be Denver, Colorado, although the arbitrators may be selected from rosters outside Denver.

(e) The Federal Arbitration Act shall govern the arbitrability of all Disputes. The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Federal Rules do not provide an applicable procedure, Colorado law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this section. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

(f) Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:

(i) Non-Expert Discovery. Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in Denver, Colorado; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.

(ii) Expert Discovery. Each party may select a witness who is retained or specially employed to provide expert testimony and an additional expert witness to testify with respect to damages issues, if any. The parties shall exchange expert reports and documents under the same requirements as Federal Rules of Civil Procedure 26(a)(2) &(4).

(iii) Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

(g) The Arbitrator shall render an award within six (6) months after the date of appointment, unless the parties agree to extend such time. The award shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the Federal Rules) shall be final and binding upon the parties, subject solely to the review procedures provided in this section.

(h) Either party may seek arbitral review of the award. Arbitral review may be had as to any element of the award.

(i) This Agreement’s arbitration provisions are to be performed in Denver, Colorado. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this section, to review or confirm the award in arbitration, or for preliminary injunctive relief as set forth in subsection (k), shall be brought exclusively in a court of competent jurisdiction in the county of Denver, Colorado (the “Enforcing Court”). By execution and delivery of this Agreement, each party accepts the jurisdiction of the Enforcing Court.

(j) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this section, including attorneys’ fees.

(k) Notwithstanding anything contained in this section to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to subsection (b) of this section, Customer and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Customer’s then-current President and Flextronics’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics. The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the parties are unable to resolve such Dispute pursuant to subsection (k) of this section, the provisions of subsections (a) through (J) hereof, inclusive, as well as subsections (l), (m) and (n) shall apply.

(I) The parties agree that the existence, conduct and content of any arbitration pursuant to this section shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.

(m) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(n) In the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

6.8. Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

6.9. Controlling Language. This Agreement is In English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

ACCEPTED AND AGREED TO:

[PURCHASER NAME]:	FLEXTRONICS CORPORATION:

By:	By:

Title:	Title: